

                                                 EMERGING GAMMA CORPORATION
                                                 --------------------------

                                                 STATEMENTS OF CASH FLOWS
                                                 ------------------------

                                         FOR THE YEARS ENDED MARCH 31, 2002 AND 2001
                                        --------------------------------------------


                                                                                    2002           2001
                                                                                   -------        -------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                        $ (6,617)      $   (352)
     Adjustments to reconcile net loss to net cash used in
       operating activities-
         Increase (decrease) in accounts payable                                       ---          (1,200)

           Net cash used in operating activities                                     (6,617)        (1,552)
                                                                                   --------       --------

DECREASE IN CASH AND CASH EQUIVALENTS                                                (6,617)        (1,552)

CASH AND CASH EQUIVALENTS - beginning of year                                       300,260        301,812
                                                                                   --------       --------
CASH AND CASH EQUIVALENTS - end of year                                            $293,643       $300,260
                                                                                   ========       ========


                      The accompanying notes are an integral part of these financial statements.

                                                    F-6